UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant  ☐
Filed by a Party other than the Registrant  ☒
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to § 240.14a-12

GENCO SHIPPING & TRADING LIMITED

(Name of Registrant as Specified in its Charter)

DIANA SHIPPING INC.

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
☒	No fee required.

☐	Fee paid previously with preliminary materials.
☐	Fee computed on the table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Corporate Contact:
Margarita Veniou
Chief Corporate Development, Governance &
Communications Officer and Board Secretary
Telephone: + 30-210-9470-100
Email: mveniou@dianashippinginc.com
Website: www.dianashippinginc.com
X: @Dianaship

Investor Relations Contact: Nicolas Bornozis / Daniela Guerrero Capital Link, Inc. 230 Park Avenue, Suite 1540 New York, N.Y. 10169 Tel.: (212) 661-7566 Email: diana@capitallink.com
Media Contact: Mark Semer / Grace Cartwright Gasthalter & Co. Tel: (212) 257-4170 DianaShipping@gasthalter.com

DIANA SHIPPING INC. NOMINATES SIX DIRECTOR CANDIDATES FOR ELECTION TO GENCO SHIPPING & TRADING BOARD

Diana’s Highly Qualified Independent Director Nominees Bring Extensive Experience Across Dry Bulk Shipping, Finance, Mergers & Acquisitions and Corporate Governance

Current Genco Board Has Failed to Engage Constructively with Diana — Its Largest Shareholder — and Meaningfully Evaluate Attractive Premium Acquisition Proposal

Believes Meaningful Change is Needed to Ensure Board Seriously Evaluates Diana’s Offer and Opportunities to Maximize Shareholder Value

Athens, Greece – January 16, 2026 – Diana Shipping Inc. (NYSE: DSX) (“Diana” or the “Company”), a global shipping company specializing in the ownership and bareboat charter-in of dry bulk vessels, that owns approximately 14.8% of the outstanding shares of common stock of Genco Shipping & Trading Limited (NYSE: GNK) (“Genco”), today announced its intention to nominate a slate of six highly qualified director candidates for election to Genco’s Board of Directors (the “Board”) at its upcoming 2026 Annual Meeting of Shareholders (the “Annual Meeting”).

The nominations follow the current Genco Board’s rejection of Diana’s non-binding indicative proposal to acquire all of the issued and outstanding shares of Genco common stock not already owned by Diana for $20.60 per share in cash. Diana’s offer provides all Genco shareholders the opportunity to realize attractive premium value and is supported by a highly confident financing letter from two leading shipping banks. The current Genco Board, however, took more than six weeks to respond to the offer, during which time they failed to engage with Diana in any way regarding the financial or structural elements of the proposal. In light of the current Board’s flat-out refusal to engage, Diana believes that Genco shareholders would benefit from the opportunity to elect directors open to exploring strategic alternatives to maximize value for shareholders, including objective, independent, and good-faith consideration of Diana’s proposal.

Diana’s Chief Executive Officer, Semiramis Paliou, commented:

“Diana believes strongly in the merits of consolidation in the dry bulk carriers sector. Our all-cash offer would realize the benefits of combining our platforms and provide Genco shareholders with immediate, certain value at a meaningful premium to historical trading levels. Given our expressed readiness to engage constructively with Genco’s Board and its advisors, we are deeply disappointed that they have completely refused to have any dialogue with us.

“As Genco’s largest shareholder, we believe we have a duty to act in response to the Board’s failure to properly consider our offer. Our decision to nominate highly qualified, independent director candidates to replace current Genco directors reflects our conviction that Genco shareholders deserve a refreshed Board that will be open to exploring strategic alternatives to maximize value for shareholders, including engaging in good faith with respect to our highly compelling value creation opportunity.”

Diana’s nominees include:

•
Gustave Brun-Lie has nearly 40 years of experience in the shipping industry. Mr. Brun-Lie has served as a board member for a number of companies across the shipping industry, including Wilhelmsen Ship Management, R S Platou, and Torvik’s Rederi. Mr. Brun-Lie recently acted as CEO of Statt Torsk AS until February 2024, when the company merged with Vesteralen Havbruk. Mr. Brun-Lie also serves as an advisor to the Royal Norwegian Navy in connection with shipbuilding among Norwegian shipyards. Mr. Brun-Lie earned a B.A. from the Royal Norwegian Naval Academy.

•
Chao Sih Hing Francois has served as a director of Wah Kwong since February 2015, having served as Deputy Chairman from January 2019 to September 2019, and has held the position of Executive Chairman since September 2019. He is the Co-founder and Chairman of the Hong Kong Chamber of Shipping, and Board Director of the Global Maritime Forum. In driving international and regional industry collaboration, Hing is the Chairman of Bureau Veritas Global Marine and Offshore Advisory Council and Chairman of RINA’s Asia Decarbonisation Committee. He is also a founder and convenor of the Greater Bay Maritime Forum and was appointed a committee member of the Consultative Committee on Guangdong-Hong Kong Co-operation (Guanghzhou Nansha). In addition, Hing is a trustee of the Hong Kong Maritime Museum, Honorary President of Institute of Seatransport, the Chairman of Port Welfare Committee of the Marine Department of the Hong Kong SAR Government, and a member of The Hong Kong Committee of Nippon Kaiji Kyokai. Mr. Hing Chao also serves as a director to the Global Maritime Forum. Mr. Hing Chao holds a B.A. in philosophy from Durham University.

•
Paul Cornell has more than 35 years of experience in the energy industry and, prior to his retirement in 2023, served as CFO and Managing Director of Quintana Capital Group.  Mr. Cornell also previously held positions of Managing Director and Chief Financial Officer of Quintana and Quintana Capital Group, where he was involved in the process of taking Quintana Maritime Ltd. public on Nasdaq in 2005 while acting as Chief Financial Officer and a member of the Board of Directors. Mr. Cornell’s experience on corporate boards includes service for Quintana Shipping Ltd., Talen’s Marine Fuel, AmerCable Holdings, Quality Magnetite LLC, Quintana Minerals Canada, and Excel Maritime Carriers, Ltd.  Mr. Cornell earned a B.B.A. from Niagara University.

•

Jens Ismar has extensive experience working for multiple companies in the shipping industry, serving as CEO of Western Bulk for 11 years and as Executive Director and consultant for Exmar Shipping NV. Additionally, Mr. Ismar has been a director of Awilco LNG since May 2025. Mr. Ismar earned a B.A. in Business Administration from Lund University in Sweden.

•
Viktoria Poziopoulou is an experienced lawyer with approximately 35 years of experience in the shipping industry. From May 2019 to June 2024, Ms. Poziopoulou served as the General Counsel of Pavimar S.A., a ship management company based in Athens specializing in the management of dry bulk vessels. In this capacity, Ms. Poziopoulou was responsible for all legal aspects of Pavimar’s business, including but not limited to the corporate legal structure and shareholding of the companies managed by the group, the sale and purchase of vessels, the debt and equity ship financing of the managed vessels, the joint venture agreements of the group, all insurance covers of the managed vessels and all disputes, negotiations or litigation affecting them. Prior to Pavimar, Ms. Poziopoulou served as General Counsel of Quintana Shipping Ltd. and Excel Maritime Carriers Ltd., a NYSE-listed dry bulk shipping company. Ms. Poziopoulou is a graduate of Athens Law School and obtained a Masters in Law from Queen Mary University, London.

•
Quentin Soanes has significant experience in the shipping industry, having previously served as Chairman of Baltic Exchange and Executive Director of Braemar Shipping Services PLC (now Braemar PLC). Mr. Soanes is currently the Executive Chairman of Sterling Shipping Services LTD, where he has been employed since 2014. Mr. Soanes earned a B.A. Honours Degree from the University of London.

Diana expects to file the necessary proxy materials with the United States Securities and Exchange Commission (“SEC”) in connection with the nomination of its director slate. Genco shareholders are encouraged to review these materials carefully once they become available.

About the Company

Diana Shipping Inc. (NYSE: DSX) (the “Company”) is a global provider of shipping transportation services through its ownership and bareboat charter-in of dry bulk vessels. The Company’s vessels are employed primarily on short to medium-term time charters and transport a range of dry bulk cargoes, including such commodities as iron ore, coal, grain and other materials along worldwide shipping routes.

Cautionary Statement Regarding Forward-Looking Statements

Matters discussed in this press release and other statements made by the Company may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include, but are not limited to, statements regarding the intent, beliefs, expectations, objectives, goals, future events, performance or strategies and other statements of the Company and its management team, which are other than statements of historical facts.

The Company desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbor legislation. These forward-looking statements relate to, among other things, the Company’s proposal to acquire Genco and the anticipated benefits of such a transaction, and the Company’s ability to finance such transaction. Forward looking statements can be identified by words such as “believe,” “will,” “anticipate,” “intend,” “estimate,” “forecast,” “project,” “plan,” “potential,” “may,” “should,” “expect,” “pending” and similar expressions identify forward-looking statements.

The forward-looking statements in this press release and in other statements made by the Company are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, Company management’s examination of historical operating trends, data contained in the Company’s records, Genco’s public filings and disclosures and data available from third parties. Although the Company believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies that are difficult or impossible to predict and are beyond the Company’s control, the Company cannot assure you that it will achieve or accomplish these expectations, beliefs or projections.

The forward-looking statements in this press release are based on current expectations, assumptions, and estimates, and are subject to numerous risks and uncertainties. These include, without limitation, risks relating to: (i) the possibility that the proposed transaction may not proceed; (ii) the ability to obtain regulatory or shareholder approvals, if required; (iii) the risk that Genco’s Board of directors or management may continue to oppose the proposal or not respond to further attempted engagement by Diana; (iv) failure to realize anticipated benefits of the transaction; (v) changes in the financial or operating performance of the Company or Genco; and (vi) general economic, market, and industry conditions. These and other risks are described in documents filed by the Company with, or furnished by the Company to, the U.S. Securities and Exchange Commission (“SEC”), including its Annual Report on Form 20-F for the fiscal year ended December 31, 2024, and its other subsequent documents filed with, or furnished to, the SEC. The Company undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law.

Additional Information

The Company and the other Participants (as defined below) expect to file a preliminary proxy statement and accompanying universal proxy card with the SEC to be used to solicit proxies for, among other matters, the election of Diana’s director nominees to the board of directors of Genco at Genco’s 2026 Annual Meeting, the passage of Diana’s proposal to repeal, at the Genco’s 2026 Annual Meeting, by-laws of Genco not publicly disclosed by Genco on or prior to August 28, 2025 and a proposal that the board of directors of Genco conduct a process to explore strategic alternatives. Promptly after the filing of a definitive proxy statement with the SEC, Diana expects to mail or otherwise send the Participants’ definitive proxy statement and accompanying universal proxy card to each Genco shareholder entitled to vote at the 2026 Annual Meeting. Stockholders of Genco are strongly advised to read the Participants’ proxy statement and other proxy materials as they become available because they will contain important information.  The Participants’ proxy statement and other proxy materials, when filed, will be available at no charge on the SEC’s website at www.sec.gov.

The participants in the proxy solicitation (the “Participants”) are the Company; Semiramis Paliou, Director and Chief Executive Officer of the Company; Simeon Palios, Director and Chairman of the Company; Ioannis G. Zafirakis, Director and President of the Company; Maria Dede, co-Chief Financial Officer and Treasurer of the Company; Margarita Veniou, Chief Corporate Development, Governance & Communications Officer and Secretary of the Company; Evangelos Sfakiotakis, Chief Technical Investment Officer of the Company; Maria-Christina Tsemani, Chief People and Culture Officer of the Company; Anastasios Margaronis, Director of the Company; Kyriacos Riris, Director of the Company; Apostolos Kontoyannis, Director of the Company; Eleftherios Papatrifon, Director of the Company; Simon Frank Peter Morecroft, Director of the Company; and Jane Sih Ho Chao, Director of the Company along with Diana’s nominees, Jens Ismar, Gustave Brun-Lie, Quentin Soanes, Paul Cornell, Chao Sih Hing Francois, and Vicky Poziopoulou.

As of the date hereof, the Company is the beneficial owner of 6,413,151, representing approximately 14.8% of the outstanding shares of common stock of Genco. On November 24, 2025, the Company submitted a non-binding proposal to acquire all of the outstanding shares of Genco common stock it did not own for $20.60 per share in cash.